As filed with the Securities and Exchange Commission on April 7, 2021

Registration No. 333-224992

Registration No. 333-230038

Registration No. 333-231339

Registration No. 333-236625

Registration No. 333-249875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224992

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230038

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231339

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236625

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-249875

UNDER

THE SECURITIES ACT OF 1933

PLURALSIGHT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-3605465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42 Future Way

Draper, Utah 84020

(801) 784-9007

(Address of Principal Executive Offices and Zip Code)

Pluralsight, Inc. 2018 Equity Incentive Plan

Pluralsight, Inc. 2018 Employee Stock Purchase Plan

Pluralsight Holdings 2017 Equity Incentive Plan

GitPrime, Inc. 2015 Equity Incentive Plan

GitPrime, Inc. 2018 Equity Incentive Plan

Pluralsight, Inc. 401(k) Plan

(Full title of the plans)

Matthew Forkner

Chief Legal Officer and Corporate Secretary

Pluralsight, Inc.

42 Future Way

Draper, Utah 84020

(Name and address of agent for service)

(801) 784-9007

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

These post-effective amendments (the “Post-Effective Amendments”), filed by Pluralsight, Inc., a Delaware corporation (“Pluralsight” or the “Company”), remove from registration all shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”) that remain unsold under the following Registration Statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Form S-8 filed on May 17, 2018 (File No. 333-224992)

•	Form S-8 filed on March 1, 2019 (File No. 333-230038)

•	Form S-8 filed on May 9, 2019 (File No. 333-231339)

•	Form S-8 filed on February 25, 2020, as amended on March 2, 2020 (File No. 333-236625)

•	Form S-8 filed on November 5, 2020 (File No. 333-249875)

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-224992	May 17, 2018	Pluralsight, Inc. 2018 Equity Incentive Plan Pluralsight, Inc. 2018 Employee Stock Purchase Plan Pluralsight Holdings 2017 Equity Incentive Plan	22,149,995 2,970,000 4,508,835
333-230038	March 1, 2019	Pluralsight, Inc. 2018 Equity Incentive Plan Pluralsight, Inc. 2018 Employee Stock Purchase Plan	6,863,448 2,059,034
333-231339	May 9, 2019	GitPrime, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) GitPrime, Inc. 2018 Equity Incentive Plan (the “2018 Plan”)	43,764 125,998
333-236625	February 25, 2020, as amended on March 2, 2020	Pluralsight, Inc. 2018 Equity Incentive Plan Pluralsight, Inc. 2018 Employee Stock Purchase Plan	7,078,194 2,123,458
333-249875	November 5, 2020	Pluralsight, Inc. 401(k) Plan	1,000,000

On March 7, 2021, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”) with Pluralsight Holdings, LLC, a Delaware limited liability company and subsidiary of the Company (“Pluralsight Holdings” and, together with Pluralsight, the “Pluralsight Parties”), Lake Holdings, LP, a Delaware limited partnership (“Parent I”), Lake Guarantor, LLC, a Delaware limited liability company (“Parent II” and together with Parent I, the “Parent Entities”), Lake Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent I (“Merger Sub I”), and Lake Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent II (“Merger Sub II” and together with Merger Sub I and the Parent Entities, the “Buyer Parties”). The Parent Entities and the Merger Subs are affiliates of Vista Equity Partners Fund VII, L.P., a Cayman Islands exempted limited partnership (“Vista Fund VII”). The Amended and Restated Merger Agreement amends and restates the Agreement and Plan of Merger (the “Original Agreement”), dated as of December 11, 2020 between the Pluralsight Parties and the Buyer Parties.

Pursuant to the Amended and Restated Merger Agreement, Merger Sub I commenced a tender offer (the “Offer”) to purchase (i) all of the outstanding Shares, at a price per share of $22.50, net to the seller in cash, without interest (the “Class A Offer Price”), (ii) all of the outstanding shares of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Shares”), at a price per share of $0.0001, net to the seller in cash, without interest; and (iii) all of the outstanding shares of the Company’s Class C Common Stock, par value $0.0001 per share (the “Class C Shares”), at a price per share of $0.0001, net to the seller in cash, without interest.

Pursuant to the Amended and Restated Merger Agreement, on April 6, 2021, Merger Sub I merged with and into the Company (the “Company Merger”), with Pluralsight continuing as the surviving corporation in the Company Merger, and Merger Sub II merged with and into Pluralsight Holdings (the “Holdings Merger”) and together with the Company Merger, the “Mergers”), with Pluralsight Holdings continuing as the surviving entity in the Holdings Merger.

In connection with the Mergers, the Company is terminating all offerings of the Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Draper, the State of Utah on this 7th day of April, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

PLURALSIGHT, INC.

By:	/s/ Matthew Forkner
Name: Matthew Forkner
Title: Chief Legal Officer and Corporate
Secretary